AMENDED and RESTATED
MANAGEMENT CONTRACT
between

FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC

FIDELITY ENERGY CENTRAL FUND

and
FMR CO., INC.

AGREEMENT AMENDED and RESTATED as of this 1st day of February, 2019, by and between Fidelity Central Investment Portfolios LLC, a Delaware Limited Liability Company which may issue one or more series of limited liability company interests (hereinafter called the “Company”), on behalf of Fidelity Energy Central Fund, a series of the Company (hereinafter called the “Fund”), and FMR Co., Inc., a Massachusetts corporation (hereinafter called the “Adviser”) as set forth in its entirety below.

1.

(a)

Investment Advisory Services.  The Adviser undertakes to act as investment adviser of the Fund and shall, subject to the supervision of the Company’s Board of Directors, direct the investments of the Fund in accordance with the investment objective, policies and limitations as provided in the Fund’s registration statement or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), the Limited Liability Company Agreement of the Company, as amended from time to time (the “LLC Agreement”), and such other limitations as the Fund may impose by notice in writing to the Adviser.  The Adviser shall also furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and shall (either itself or through an affiliate) pay the salaries and fees of all officers of the Company, of all Directors of the Company who are “interested persons” of the Company or of the Adviser, and of all personnel of the Company or the Adviser performing services relating to research, statistical and investment activities.  The Adviser is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund.  The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Company’s Board of Directors.

(b)

Management Services.  The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Company.  The Adviser shall, subject to the supervision of the Board of Directors, perform various services for the Fund, including but not limited to: (i) providing the Fund with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Fund, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Company’s existence and its records; (vi) during such times, if any, as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state law; and (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Company as the Company’s Board of Directors may request from time to time or as the Adviser may deem to be desirable.  The Adviser shall make recommendations to the Company’s Board of Directors with respect to Company policies, and shall carry out such policies as are adopted by the Directors.  The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c)

The Adviser shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser.  The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received.  In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion.  The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.  This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.  The Directors of the Company shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

The Adviser shall, in acting hereunder, be an independent contractor.  The Adviser shall not be an agent of the Fund.

2.

It is understood that the Directors, officers and shareholders of the Company are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Company, and that the Adviser may be or become interested in the Company as a shareholder or otherwise.

3.

The Adviser will be compensated on the following basis for the services and facilities to be furnished hereunder, which compensation shall be paid by Fidelity Management & Research Company (FMR), an affiliate of the Adviser:

(a)  With respect to each investment account managed by FMR or its affiliates (other than an investment account managed or sub-advised by the Adviser) that invests in the Fund in any given month (a “Participating Account”), FMR will pay the Adviser a fee equal to (i) 50% of the monthly management fee rate (including performance adjustments, if any) that the Participating Account is obligated to pay FMR or its affiliates under its management contract with FMR or its affiliates, multiplied by (ii) the monthly average net assets of the Participating Account invested in the Fund for such month, provided that such fee shall be net of any Participating Account expenses paid by FMR pursuant to an all-inclusive fee management contract.  Notwithstanding anything herein to the contrary, such fee shall not be reduced to reflect expense reimbursements or fee waivers by FMR.

(b)  In case of initiation or termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for each Participating Account for the business days it is so in effect for that month.

4.

It is understood that the Fund will pay all its expenses, other than as specifically set forth below, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) fees and expenses of the Company’s Directors other than those who are “interested persons” of the Company or the Adviser; (iii) legal and audit expenses; (iv) custodian fees and expenses; (v) fees and expenses, if any, related to the registration and qualification of the Company and the Fund’s shares for distribution under state and federal securities laws; (vi) expenses of printing and mailing reports and notices and proxy material to shareholders of the Fund; (vii) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (viii) its proportionate share of insurance premiums; (ix) its proportionate share, if any, of association membership dues; (x) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xi) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Company’s Directors and officers with respect thereto. The Fund shall pay its non-operating expenses, including brokerage commissions and fees and expenses associated with the Fund’s securities lending program, if applicable. The Adviser, either itself or through an affiliate, shall pay the fees associated with transfer agent and pricing and bookkeeping services involved in the Fund’s operations.

5.

The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Company or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

6.

(a)

Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Contract shall continue in force until January 31, 2020 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund.

(b)

This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Directors of the Company who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d)

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Directors or Board of Directors, as the case may be, or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund.  This Contract shall terminate automatically in the event of its assignment.

7.

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Company’s LLC Agreement or other organizational document and agrees that the obligations assumed by the Company pursuant to this Contract shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund or any other funds of the Company. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director. The Adviser understands that the rights and obligations of any fund under the LLC Agreement or other organizational document are separate and distinct from those of any and all other funds.

8.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY CENTRAL INVESTMENT PORTFOLIOS LLC
On behalf of Fidelity Energy Central Fund

BY: /s/Stacie M. Smith
Stacie M. Smith President and Treasurer

FMR CO., INC.

BY: /s/Christopher J. Rimmer
Christopher J. Rimmer
Treasurer